Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1/A of our report dated March 31, 2010, relating to the financial statements and financial statement schedule of Wave2Wave Communications, Inc. and Subsidiaries, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ RBSM LLP
New York, NY

April 5, 2010